UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 31, 2007

The J.M. Smucker Company
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-5111	34-0538550
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Strrawberry Lane, Orrville, Ohio		44667-0280
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(330) 682-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 31, 2007, The J.M. Smucker Company, an Ohio corporation ("Smucker"), and its wholly-owned subsidiary, EF Acquisition Company, a Delaware corporation ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Eagle Family Foods Holdings, Inc., a Delaware corporation ("Eagle"), and Craig Steinke, as Stockholders’ Representative.

Under the terms of the Merger Agreement, Merger Sub will be merged with and into Eagle (the "Merger"), with Eagle surviving the Merger as a wholly owned subsidiary of Smucker. The Merger Agreement provides for total payments by Smucker at the closing of the Merger of approximately $133 million, subject to adjustment in certain events. In addition, approximately $115 million in aggregate principal amount of 8.75% Senior Notes due January 15, 2008 issued by Eagle Family Foods, Inc., a Delaware corporation and a wholly-owned subsidiary of Eagle (the "Notes"), will remain outstanding subsequent to the closing. Payment of principal and accrued and unpaid interest on the Notes is guaranteed by Eagle. Under the terms of the Merger Agreement, the Notes will be called for redemption at par (together with accrued and unpaid interest thereon) as a condition to the Merger, and are expected to be redeemed within 30 days after the Merger.

Smucker and Eagle have made customary representations and warranties in the Merger Agreement and agreed to customary covenants. Consummation of the Merger is subject to customary closing conditions. The parties have agreed to use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary to consummate the transactions contemplated by the Merger Agreement and to cooperate with each other so as to obtain as soon as practicable all necessary regulatory or other consents, clearances, authorizations and approvals required under the Merger Agreement.

The Merger Agreement also contains customary termination provisions, including provisions allowing, subject to certain conditions, either Eagle or Smucker to terminate the agreement in the event of a material breach by the other party of its obligations. Subject to certain conditions, the Merger Agreement also may be terminated by either party if the Merger has not been completed by May 31, 2007.

The Merger Agreement has been unanimously approved by the boards of directors of Smucker and Eagle, and each of the shareholders of Eagle has executed and delivered to Smucker a written consent approving the Merger.

The Merger is expected to be completed in early May, 2007.

This Form 8-K includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected timing for the closing of the Merger and the redemption of the Notes. These statements are based on the current expectations or beliefs of our management, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to (1) changes in economic, business, competitive, technological and/or regulatory factors, (2) failure of the closing conditions in the Merger Agreement to be satisfied and (3) other factors affecting the operation of the respective businesses of Smucker and Eagle. These and other risks are detailed from time to time in our periodic reports that are filed with the Securities and Exchange Commission. We are under no obligation to, and expressly disclaim any such obligation to, update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

99.1 Press Release, dated April 2, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The J.M. Smucker Company

April 4, 2007	By:	Mark R. Belgya

Name: Mark R. Belgya
Title: Vice President, Chief Financial Officer, and Treasurer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated April 2, 2007